UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4) Date Filed: December 3, 2009

On December 3, 2009 USA Technologies, Inc. (the "Company") sent the following letter to its shareholders, along with a proxy card and notice of internet availability.

December 1, 2009

Dear Fellow Shareholders:

I am pleased to report to you that our Company has increased its customer base to approximately 700 customers, servicing approximately 60,000 connections. We attribute much of the increase to the successful execution of our strategic plan by management, the Board, and our employees.

The rapidly growing number of vending machine and point-of-sale (POS) operators installing ePort®, supported by recent record numbers of consumer transactions, we believe puts USAT on course to achieve positive net income by the quarter ended December 31, 2010. As previously stated, we anticipate growing the ePort® installed base to approximately 114,000 connections by the end of December 2010.

The Company is focused on increasing customer connections to the network to drive quarter over quarter increases in recurring revenues from license and transaction fees, coupled with revenue from equipment sales, and by making further planned cost savings in the Company. We increased the installed base of devices connected to the USALive® Network by 36% to 57,000 in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009. This followed a 37% year-over-year increase in installed base in fiscal 2009 compared with fiscal 2008. In addition, we increased the number of transactions processed, which in the first quarter of fiscal 2010 increased to 7.4 million, a 57% year-over-year quarterly increase; this is following  a 97% year-over-year increase in fiscal year 2009 versus fiscal year 2008 when transactions processed reached 22.3 million. Finally, we increased the dollar value of transactions processed for the first quarter of fiscal year 2010 by 26% to $14.6 million over first quarter of fiscal year 2009.

USAT is experiencing success as a result of the successful implementation of the strategic plan, reporting improving quarterly results, the development of new products and services that are responding to customer needs and market trends, and a broader customer base.

Consumers increasingly are demanding the ability to use credit and debit cards at vending machines and kiosks, and  operators, small and large, are responding by installing cashless payment technology in their machines in greater numbers, and faster than before.

USAT is facilitating further customer adoption by its development of innovative and lower-cost products, such as the ePort EDGETM, the cashless technology priced under $200, and ePort SDKTM, the software version of the ePort® hardware, especially designed for the kiosk market.

The strategic plan we are executing is evidence of our commitment to grow shareholder value. We have a skilled, highly professional and experienced team in place to accomplish this.

It is unfortunate that dissident shareholders Bradley Tirpak and Craig Thomas (the “Dissidents”) launched a disruptive and costly proxy contest for the Company, seeking to elect three opposition and less qualified candidates to the USAT board. Their actions are disruptive to the execution of our strategic plan and erode shareholder value.

The Dissidents Suggest That They Have a Better Plan To Generate Value for Shareholders – They Do Not.

The Dissidents have no credible business plan for USAT’s continued growth, except for a poor and ill-informed set of  “bullet points”, including a reference to the need to renegotiate contracts, one of which we have already renegotiated for the Company’s benefit.  As we recently announced, the Company successfully negotiated an amended contract with one of its largest and important suppliers which we anticipate will result in immediate and significant increase in gross profits. If this amendment had been in place for the quarter ended September 30, 2009, gross profits would have been approximately 34% rather than 27%.

The Dissidents’ self serving mission and disingenuous statements and actions have the potential to slow down the pace of, or reverse, the Company’s recent operational and financial gains.

We have a seamless plan in place for improving USAT’s performance, based on effective and workable business and financial strategies. The management team and employees, guided by our Board, are committed to achieving our plan.

We believe that the Dissidents continue to mislead our shareholders on their basic intent, the background of their candidates, and with the data which they choose to state their case.

The Dissidents Claim That They are Acting on Behalf of Shareholders – They Are Not.

We believe the move by the Dissidents to attempt to elect three directors is blatant opportunism as USAT begins to post record business performance and approaches profitability after years of building up the business. Simply put, it is our view that they are seeking employment and additional equity in USAT, and are using a disruptive and costly proxy contest to achieve their goals.

The Dissidents State That They Do Not Seek a Change In Control. We Believe That This Is Simply Not True.

Their repeated statements that they are not interested in a change in control of the Company are contradicted by the stated goals in a document selectively circulated by the Dissidents to certain of our shareholders but not filed with the Securities and Exchange Commission. In this document, among other things, it is stated that their candidates, including Mr. Tirpak, are prepared to step into USAT management roles and run our Company. This document sheds light on the true intentions of the Dissidents, and also may explain why shareholders with a relatively small stake in the Company such as the Dissidents would spend an estimated $350,000 on a proxy fight.

Mr. Tirpak has Attempted to Minimize his Involvement as a Defendant in a Securities Class Action Lawsuit which was Settled for $2,250,000.

Section 29(b) of the class action complaint filed against Mr. Tirpak states that “Tirpak, by virtue of his position as an employee of CS FBC’s equity trading department, knew of CS FBC’s short positions in Data Dimensions and Viasoft stock. Notwithstanding such knowledge, as well as the fact that he was not a research analyst, Tirpak authored and disseminated the materially false and misleading Trading Notes. Tirpak lacked a reasonable basis for the sell recommendation and target prices contained in the Trading Notes but prepared and disseminated the false and misleading Trading Notes anyway because he knew it would cause the price of Data Dimensions and Viasoft stock to drop and allow CS FBC to profit on its short positions.”

The press release of Credit Suisse First Boston dated June 23, 1997 states: “The Trading Notes were not a product of the Firm’s standard operating procedures, and should not have been circulated in their original form .... Credit Suisse First Boston regrets any confusion that may have been caused by the circulation of the original Trading Notes.”

The Opinion of Judge Koeltl, refusing to dismiss the complaint against Mr. Tirpak, states on page 24 that: “Additional facts pleaded with particularity by the plaintiffs similarly give rise to a strong inference of scienter….The plaintiffs allege that defendant Tirpak, who wrote the original Trading Notes, worked in the equity trading department and not in the firm’s research department.”

Complete copies of these documents are available at http://www.usatech.com/dl/class action litigation.pdf.

Alan Gotcher was Forced to Resign From Altair Nanotechnologies (ALTI), Which had Posted Approximately $77 Million in Losses over the Last Three Years

Until February 2008, Mr. Gotcher was President and CEO of Altair Nanotechnologies, Inc. During his stewardship, Altair’s net losses steadily increased. On February 27, 2008, he agreed to resign as President and CEO of Altair. According to a press account, the company’s board “determined that the level of progress made at this point in the development timeline of the company did not keep pace with the expectations that were set.” See: “Altairnano CEO Alan Gotcher Ousted,” Cleantech Group News report dated February 29, 2008. http://www.usatech.com/dl/Article on Gotcher and Altairnano.pdf.

During the 2007 calendar year, Altair lost $31,470,621 and had revenues of only $9,108,483.  At the time of his resignation, Gotcher directly owned only 0.19% of the issued and outstanding shares of Altair. Further, in the year 2007, when Altair lost over $31 million, Gotcher received a bonus of $776,318 ($428,600 of which was cash and $347,718 of which was stock). $459,451 of this bonus was discretionary.

Mr. Gotcher does not even own any shares of USAT.

Peter Michel Presides Over iSECUREtrac Corp (ISEC.OB), an OTC Bulletin Board  Company With Only a $4.3 Million Market Cap and $22.4 Million In Negative Shareholder Equity

Since August 4, 2006, Mr. Peter Michel has been the CEO and President of iSECUREtrac Corp., a bulletin board company.  On January 3, 2006, public records indicate that the price of the stock was $1.85. As of November 25, 2009, the stock was trading at $0.40. During the calendar year ended December 31, 2008, iSECUREtrac had a loss of $5,825,000, and had revenues of only $9,702,000. Mr. Michel currently directly owns only 0.69% of the issued and outstanding shares of iSECUREtrac Corp.

From May 23, 2005 to July 8, 2005, Mr. Michel served as the President and CEO of General Fiber Communications. On July 8, 2005, that company filed for Chapter 7 bankruptcy protection.

Mr. Michel does not even own any shares of USAT.

The Company’s Board believes that an alleged securities law violator, a corporate executive of a bankrupt company and a corporate executive who was ousted from his job would not serve our shareholders well as directors of USAT.

Stock Price. We believe that the manner in which the Dissidents have characterized the USAT stock price is self-serving and misleading. They have chosen to highlight the stock price in 2003, when USAT was still in the research and development stage of its growth, with only $2,853,068 in annual revenues for the fiscal year ended June 30, 2003.  At the time, the USAT stock price (OTCBB) had a short term spike. To base their calculations related to stock price from a short term spike six years ago, while the Company was a penny stock on the OTC Bulletin Board, is misleading, and a blatant attempt to sensationalize the data to suit their agenda.

The Dissidents Propose to Remove the Staggered Board only to Serve their Own Interests.

We believe the removal of the Company’s staggered Board would not be in the best interests of you or the Company. If our experienced Board were declassified, it could be entirely replaced in a single election by directors who are unfamiliar with our Company and its business strategies, thus jeopardizing the achievement of our strategic plan. A classified board structure also restricts persons, such as the Dissidents, focused on short-term gain at the expense of long-term value, from taking rapid control of our company without paying an appropriate premium to all of our shareholders. If the Company’s Board were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting could replace all or a majority of the directors with its own nominees, who could then approve a takeover proposal from that acquirer even if the price did not adequately value the Company.

Our Board Has Added Two New Highly Qualified Directors.

In October 2009, we added two new independent directors, Steven Barnhart and Jack Price. These and other actions taken by the Company’s Board are the antithesis of an “entrenched” Board and demonstrate the Board’s proactive thinking. Our Board believes that our experienced directors benefit from the new perspectives and viewpoints added by Messrs. Price and Barnhart. At the same time, new directors benefit from interaction with our existing directors who have much longer experience with our Company. From 2007 until January 2009, Mr. Barnhart was the President and CEO of Orbitz Worldwide, Inc., a publicly-traded, online travel business. Prior thereto and since 2003, Mr. Barnhart held various positions with Orbitz, including Chief Financial Officer. From 1990 to 2003, Mr. Barnhart held various positions with PepsiCo, Inc. From 2007 through March 2009, Mr. Price was President and CEO of NovaRay Medical, Inc., a medical imaging systems business. From 2003 to 2006, Mr. Price was the President and CEO of VSM MedTech Ltd. From 1996 through 2003, Mr. Price was the President and Division Chief Executive Officer of Philips Medical Systems, North America. Each of Mr. Barnhart and Mr. Price has on point knowledge and experience with our business model.

YOUR VOTE IS IMPORTANT – RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD

As explained in detail in our proxy materials, the directors of the Company’s Board are elected by a plurality of votes. In other words, the nominees with the most votes will be elected. Therefore, we urge you to take action and send in the Company’s enclosed WHITE proxy card and discard the Dissidents’ blue proxy card. Our Board recommends that you not sign or return any proxy card sent to you by the Dissidents, even as a protest, since doing so may invalidate any previous vote you may have cast on our WHITE proxy card.

Your vote is important, no matter how many or how few shares you own.  To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope.  You may also vote by phone or the Internet by following the instruction on the enclosed proxy card.

If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885, (212) 929-5500 or  USAT@mackenziepartners.com.

We will continue to keep you informed on this matter. Thank you for your continued support and confidence.

Sincerely,

/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management.  USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries.  The Company has agreements with AT&T, VISA, MasterCard, First Data, Compass and others.

Forward-looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements.  When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and the outcome of the pending proxy contest. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this shareholder letter speaks only as of the date of this shareholder letter. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Important Additional Information
USA Technologies, Inc. (“USAT” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 27, 2009 in connection with the Annual Meeting of Shareholders to be held on December 15, 2009, and mailed the definitive proxy statement and a WHITE proxy card to shareholders, as well as additional soliciting materials.  USAT and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with such meeting.  The Company’s shareholders are strongly advised to read USAT’s proxy statement as it contains important information.  Shareholders may obtain an additional copy of USAT’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/Proxy Services/ViewMaterial.asp?Co Number=14591.  In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at USAT@mackenziepartners.com.  Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of USAT’s shareholders is available in USAT’s definitive proxy statement filed with SEC on October 27, 2009.

####

If you have any questions, require assistance with voting your
WHITE proxy card, or need additional copies of the
USA Technologies’ proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

105 Madison Avenue
New York, NY 10016
USAT@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

Your Vote is important, no matter how many or how few shares you own!

To vote, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope.
We encourage you to disregard and not return any blue
cards that you receive

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

USA TECHNOLOGIES, INC.

To Be Held On:
Tuesday, December 15, 2009, at 10:00 a.m. EST
Chester Valley Golf Club, 430 Swedesford Road, Malvern, PA 19355

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 12/02/09.

Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591, where the following materials are available for view:

•	Notice of Annual Meeting of Shareholders
•	Proxy Statement
•	Proxy Supplement dated December 2, 2009
•	Form of Electronic Proxy Card
•	Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:
ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting. You may obtain directions to be able to attend the meeting by contacting the Chester Valley Golf Club at (610) 647-4007 or by accessing their website at www.chestervalleygc.org and clicking on the "Contact Us" link.

MAIL: You may request a card by following the instructions above.
1, 2 & 3. Election of Directors of Classes I, II, and III:			4. Ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2010.

NOMINEES:	Stephen D. Barnhart Jack E. Price William L. Van Alen, Jr. Steven Katz Joel Brooks George R. Jensen, Jr. Stephen P. Herbert Douglas M. Lurio	Class I Director Class I Director Class II Director Class II Director Class II Director Class III Director Class III Director Class III Director
5. Approval of 2010 Stock Incentive Plan.

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no contrary direction is made, this proxy will be voted "FOR" all of the proposals set forth herein, including all the nominees listed in Items 1, 2 and 3 (or, if any such nominees should be unable to accept such nomination, for such other substitute person or persons as may be recommended by the Board of Directors), and in accordance with the proxies' best judgment upon other matters properly coming before the Annual Meeting and any adjournments thereof.

Please note that you cannot use this notice to vote by mail.

USA TECHNOLOGIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS -
ANNUAL MEETING OF SHAREHOLDERS - December 15, 2009

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, revoking all prior proxies, hereby appoint(s) George R. Jensen, Jr., and Stephen P. Herbert, or either of them, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., at the Annual Meeting of Shareholders to be held on December 15, 2009, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

USA TECHNOLOGIES, INC.

December 15, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access  “www.voteproxy.com”  and  follow the on-screen instructions.  Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
Vote online until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy supplement dated December 2, 2009, proxy card and annual report on Form 10-K are available at – http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591

”	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	”

¢20830300000000000000 8	121509

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒
		FOR	AGAINST	ABSTAIN
1, 2 & 3. Election of Directors of Classes I, II and III:	4. Ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2010.	☐	☐	☐

	5. Approval of 2010 Stock Incentive Plan	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
 Stephen D. Barnhart         Class I Director
 Jack E. Price                       Class I Director
 William L. Van Alen, Jr.   Class II Director
 Steven Katz                       Class II Director
 Joel Brooks                        Class II Director
 George R. Jensen, Jr.        Class III Director
 Stephen P. Herbert           Class III Director
 Douglas M. Lurio             Class III Director

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no contrary direction is made, this proxy will be voted "FOR" all of the proposals set forth herein, including all the nominees listed in Items 1, 2 and 3 (or, if any such nominees should be unable to accept such nomination, for such other substitute person or persons as may be recommended by the Board of Directors), and in accordance with the proxies' best judgment upon other matters properly coming before the Annual Meeting and any adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜	IF YOU SIGN THIS PROXY WITHOUT OTHERWISE MARKING THE FORM, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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